SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

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                                   FORM 8-K

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF

                      THE SECURITIES EXCHANGE ACT OF 1934

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       Date of Report (Date of Earliest Event Reported): March 31, 1999


                              ROANOKE GAS COMPANY
            (Exact name of Registrant as specified in its charter)

         Virginia                  0-367             54-0359895
      (State or other           (Commission         (IRS Employer
      jurisdiction of           File Number)      Identification No.)
      incorporation)


              519 Kimball Avenue, N.E.
                  Roanoke, Virginia                         24016
       (Address of principal executive offices)           (Zip Code)


      Registrant's telephone number, including area code: (540) 777-4427



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         (Former name or former address, if changed since last report)


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Item 5.     Other Events.

      See the following press release, dated March 31, 1999, announcing shareholder approval of corporate reorganization.

NEWS RELEASE
For Immediate Release
March 31, 1999
Contact:    John B. Williamson, III
            President and CEO
            (540) 777-3810


                 SHAREHOLDERS APPROVE CORPORATE REORGANIZATION

      At Roanoke Gas Company's Annual Meeting today shareholders approved, by more than 73% of the outstanding shares, proceeding with a corporate restructuring to provide for the creation of a holding company, RGC Resources, Inc. with provisions for Roanoke Gas Company to become a subsidiary of the new holding company. John Williamson, CEO, stated that "I am pleased with the Shareholders vote of confidence in the Company's future and the corporate restructuring plan to position us to deal with the challenges and opportunities of deregulation and diversification."

      The restructuring will require final Securities and Exchange Commission's approval prior to implementation. Prior approval has been granted by the Virginia State Corporation Commission and the Public Service Commission of West Virginia, which regulate the Company's natural gas distribution operations in Virginia and West Virginia.

      After the reorganization is completed shares of Roanoke Gas Company will be exchanged for shares of the new holding company, RGC Resources, Inc. Subject to prior approval, the shares will continue to be traded on the Nasdaq National Market under the symbol RGCO.

      In other action, Shareholders reelected three members of the Board of Directors to three year terms expiring in 2002 as follows: Lynn D. Avis, Chairman of Avis Construction Company; J. Allen Layman, President and CEO of R & B Communications, Inc.; and Thomas L. Robertson, President and CEO of Carilion Health System and Carilion Medical Center.

      Roanoke Gas Company has approximately 70,000 customers through its natural gas distribution companies that serve the Roanoke Valley and Bluefield areas, and Highland Propane Company, which serves the Roanoke Valley, Southwestern Virginia and Southern West Virginia. The Company's stock is listed on the Nasdaq National Market, trading symbol RGCO.

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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    ROANOKE GAS COMPANY



                                    By s/John B. Williamson, III
                                         John B. Williamson, III
                                         President and CEO


Date: April 6, 1999

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